UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14-A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Materials Pursuant to §240.14a-12

BOOZ ALLEN HAMILTON HOLDING CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

This proxy statement supplement, dated June 27, 2024 (this “Supplement”), has been filed solely to clarify the disclosure set forth in Booz Allen Hamilton Holding Corporation's (the "Company") definitive proxy statement (the “Proxy Statement”), filed with the U.S. Securities and Exchange Commission on June 13, 2024, under the heading “Corporate Governance and General Information Concerning the Board of Directors and its Committees—Board Meetings and Attendance” relating to director attendance at meetings of the Board of Directors of the Company (the “Supplemental Disclosure”). The Supplemental Disclosure updates the Proxy Statement and the Supplemental Disclosure should be read in conjunction with the Proxy Statement.
The Supplemental Disclosure does not change the proposals to be acted on at the 2024 Annual Meeting of Stockholders of the Company or the recommendation of the Board of Directors of the Company with respect to any proposals. Except as specifically supplemented by the information contained in the Supplemental Disclosure, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares. Capitalized terms used in this Supplement and not otherwise defined herein have the meaning given to them in the Proxy Statement.

CORPORATE GOVERNANCE AND GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

The information under the heading “Board Meetings and Attendance” on page 17 of the Proxy Statement is amended and restated to read as follows:
Directors are expected to attend each Board meeting, each meeting of the committees on which they serve, and the Annual Meeting of Stockholders. During fiscal year 2024, the Board held six meetings and acted by written consent. Each of our incumbent directors who served as a director during fiscal year 2024, except Mr. Johnson, attended at least 75 percent of the aggregate total number of Board and committee meetings to which they were assigned, and overall attendance was 95 percent. Mr. Johnson attended 70 percent of the aggregate total number of Board and committee meetings to which he is assigned, but did not attend at least 75 percent due to health-related matters that have since been resolved. All directors who served at the time of our 2023 Annual Meeting of Stockholders attended that meeting.